Exhibit 99.1

Date: February 4, 2014

Spectra Energy Partners Reports Fourth Quarter and Year-End 2013 Results

•	2013 Year-End Highlights

•	2013 distributable cash flow of $315 million, up $86 million over prior year.

•	Completed acquisition of substantially all of Spectra Energy’s remaining U.S. transmission, storage and liquids assets.

•	25th consecutive quarterly cash distribution increase.

HOUSTON – Spectra Energy Partners, LP (NYSE:SEP) today reported fourth quarter 2013 distributable cash flow of $120 million, compared with $54 million in the prior-year quarter. For the year, distributable cash flow was up $86 million over 2012, with distributable cash flow of $315 million, compared with $229 million in 2012. Distributions per limited partner unit for 2013 were $2.07, compared with $1.95 per limited partner unit for 2012.

“Spectra Energy Partners performed well in the fourth quarter, closing out a great year of transformative acquisitions, major asset dropdowns from its general partner, Spectra Energy, continued solid performance from its fee-based assets, and consistent distribution growth for its unitholders,” said Greg Ebel, president and chief executive officer, Spectra Energy Partners. “All of these additional assets bring quality, fee-based and growing distributable cash flow that will provide solid returns for investors now and in the future.”

The increase in distributable cash flow for the year was mainly driven by the acquisition of substantially all of Spectra Energy’s remaining U.S. transmission, storage and liquids assets.

For the quarter, reported earnings before interest, taxes, depreciation and amortization (EBITDA) was $355 million, compared with $316 million in the prior year quarter. Excluding a special item of $1 million for transaction costs related to the dropdowns, ongoing EBITDA was $356 million for the quarter, compared to $316 million for the prior year quarter. For the year, reported EBITDA was $1.42 billion, up from $1.26 billion in 2012. Excluding a special item of $7 million for transaction costs related to the dropdowns, ongoing EBITDA for 2013 was $1.43 billion, compared to $1.26 billion in 2012.

Reported net income from controlling interests was $546 million for the fourth quarter 2013, compared with $146 million in the fourth quarter 2012. For the year, net income from controlling interests increased $507 million to $1.10 billion. Excluding two special items related to the dropdowns, a $354 million tax benefit for the quarter and year related to the elimination of deferred income tax liabilities, and $1 million and $7 million, respectively related to transaction costs, ongoing net income from controlling interests was $193 million for the fourth quarter 2013 and $756 million for 2013.

The dropdown of Spectra Energy’s remaining U.S. transmission, storage and liquids assets, including the remaining 60 percent of Express-Platte U.S., occurred on November 1, 2013. The U.S. Transmission segment financial results, other than distributable cash flow, have been recast throughout this release. The recast of the U.S. Transmission segment represents results as if they were owned by Spectra Energy Partners for the full periods reflected. The recast of the Liquids segment represents results as if Express-Platte was owned 100 percent by Spectra Energy Partners since the date Spectra Energy acquired the asset on March 14, 2013.

SEGMENT RESULTS

U.S. Transmission

The U.S. Transmission segment (previously Gas Transportation and Storage) includes eight primary transmission systems: Texas Eastern, Algonquin, East Tennessee, Maritimes & Northeast U.S., Ozark, Big Sandy, Gulfstream and Southeast Supply Header, as well as natural gas storage assets including Saltville, Market Hub, Steckman Ridge, Bobcat and Texas Eastern’s storage facilities.

During the fourth quarter 2013, the U.S. Transmission segment reported $326 million in EBITDA, compared to $319 million in fourth quarter 2012. Year-end reported EBITDA for the U.S. Transmission segment was $1.31 billion compared with $1.27 billion in 2012. Increased earnings in the quarter were driven by expansion projects on the Texas Eastern system, most notably contributions from the New Jersey-New York project.

Liquids

The Liquids segment consists of a 100 percent ownership in Express-Platte acquired in March 2013, along with equity investments in Sand Hills Pipeline and Southern Hills Pipeline. The Liquids business delivered $41 million in EBITDA for the quarter and $132 million for the year. Quarterly results benefitted from the acquisition of Express-Platte, which has performed better than expected due to higher revenues.

Other

Excluding $1 million of transaction costs related to the dropdown, ongoing costs for “Other” were $11 million for the current quarter compared to $3 million in the prior-year quarter due to higher governance costs for the two months since the November 2013 transaction. Excluding $7 million of transaction costs related to the dropdown, ongoing costs for 2013 were $20 million, compared with $9 million in 2012.

Interest Expense

Interest expense for the quarter was $83 million, compared with $101 million in the prior-year quarter. For 2013, interest expense was $383 million, down $24 million from 2012. The decrease was mainly driven by the restructuring of an intercompany loan contributed to SEP as part of the dropdown, partially offset by the issuance of $1.9 billion of senior notes in September 2013 and the acquisition of existing debt at Express-Platte.

Capital Expenditures and Equity Investments

Spectra Energy Partners invested $226 million in expansion and maintenance capital projects in the U.S. Transmission segment during the quarter and $1 billion for the year. Expansion capital was primarily for Texas Eastern expansion projects. Spectra Energy Partners also invested $9 million in the Liquids segment during the quarter and $19 million for the year related to an Express-Platte terminal project in Montana.

Additional Information

Additional information about fourth quarter and year-end 2013 earnings can be obtained via the Spectra Energy Partners Web site: www.spectraenergypartners.com.

The analyst call, held jointly with Spectra Energy, is scheduled for today, Tuesday, February 4, 2013, at 8:00 a.m. CT. The webcast can be accessed via the Investors Section of Spectra Energy Partners’ Web site or the conference call can be accessed by dialing (888) 252-3715 in the United States or Canada, or (706) 634-8942 internationally. The conference code is “28357037” or “Spectra Energy and Spectra Energy Partners Quarterly Earnings Call.”

Please call five to ten minutes prior to the scheduled start time. A replay of the call will be available until 5:00 p.m. CT, May 4, 2014, by dialing (800) 585-8367 with conference ID 28357037. The international replay number is (404) 537-3406, with the above conference ID. A replay and transcript also will be available by accessing Spectra Energy’s or Spectra Energy Partners’ Web sites.

2014 Financial Plan Rollout – February 5

Spectra Energy Corp (NYSE: SE) and Spectra Energy Partners, LP (NYSE: SEP) will discuss their business outlooks and 2014 financial plans during an analyst/investor meeting at the St. Regis Hotel in New York City on Wednesday, February 5, 2014.

The presentation is scheduled to begin at 8:30 a.m. ET and will be webcast via the Investors Sections of www.spectraenergy.com and www.spectraenergypartners.com. Interested parties also have the option to call into the discussion by dialing 888-252-3715 in the United States or 706-634-8942 outside the United States. The conference ID is 30353178 or “Spectra Energy 2014 Plan.” An audio replay will be available until 5 p.m. ET, May 5, 2014, by dialing 855-859-2056 with the above conference ID. The international replay number is 404-537-3406.

Non-GAAP Financial Measures

We use ongoing net income from controlling interests as a measure to evaluate operations of the company. This measure is a non-GAAP financial measure as it represents net income from controlling interests adjusted for special items. Special items represent certain charges and credits which we believe will not be recurring on a regular basis, and discontinued operations do not represent our ongoing core business. We believe that the presentation of ongoing net income provides useful information to investors, as it allows them to more accurately compare our ongoing performance across periods. The most directly comparable GAAP measure for ongoing net income from controlling interests is net income from controlling interests.

The primary performance measure used by us to evaluate segment performance is segment earnings from continuing operations (both operating and non-operating) before interest, income taxes, and depreciation and amortization (EBITDA). We consider segment EBITDA, which is the GAAP measure used to report segment results, to be a good indicator of each segment’s operating performance from its continuing operations as it represents the results of our segments’ operations before depreciation and amortization without regard to financing methods or capital structures. Our segment EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA in the same manner.

We also use ongoing segment EBITDA and Other EBITDA (net costs) as measures of performance. Ongoing segment and Other EBITDA are non-GAAP financial measures as they represent reported segment and Other EBITDA adjusted for special items. We believe that the presentation of ongoing segment and Other EBITDA provides useful information to investors, as they allow investors to more accurately compare a segment’s or Other’s ongoing performance across periods. The most directly comparable GAAP measures for ongoing segment or Other EBITDA are reported segment or Other EBITDA.

We have also presented Distributable Cash Flow, which is a non-GAAP financial measure. We believe that the presentation of Distributable Cash Flow provides useful information to investors as it represents the cash generation capabilities of the company to support distribution growth. The most directly comparable GAAP measure for Distributable Cash Flow is net income.

The non-GAAP financial measures presented in this press release should not be considered in isolation or as an alternative to financial measures presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate these measures in the same manner.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: the success of the completed drop-down; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas and oil industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in commodity prices and interest rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and oil and related services; potential effects arising from terrorist attacks and any consequential or other hostilities; changes in environmental, safety and other laws and regulations; the development of alternative energy resources; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; growth in opportunities, including the timing and success of efforts to develop U.S. and Canadian pipeline, storage, gathering, processing and other related infrastructure projects and the effects of competition; the performance of natural gas and oil transmission and storage, distribution, and gathering and processing facilities; the extent of success in connecting natural gas and oil supplies to gathering, processing and transmission systems and in connecting to expanding gas and oil markets; the effects of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by forward-looking statements; and the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture. These factors, as well as additional factors that could affect our forward-looking statements, are described under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in our 2012 Form 10-K, filed on February 27, 2013, and in our other filings made with the Securities and Exchange Commission (SEC), which are available via the SEC’s Web site at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. All forward-looking statements in this release are made as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Spectra Energy Partners, LP (NYSE: SEP) is a Houston-based, master limited partnership, formed by Spectra Energy Corp (NYSE: SE). SEP is one of the largest fee-based MLPs in North America and owns interests in pipelines and storage facilities that connect growing supply areas to high-demand markets for natural gas, natural gas liquids, and crude oil. These assets include more than 17,000 miles of transmission and gathering pipelines, approximately 150 billion cubic feet of natural gas storage, and approximately 4.8 million barrels of crude oil storage.

Media:	Caitlin Currie
(713) 627-5353
(713) 627-4747 (24-hour media line)

Analysts:	Derick Smith
(713) 627-4963

Spectra Energy Partners, LP

Quarterly Highlights

December 2013

(Unaudited)

(In millions, except per-unit amounts)

	Quarters Ended		Years Ended
	December 31,		December 31,
	2013	2012	2013	2012
INCOME (a)
Operating Revenues	$520	$441	$1,965	$1,754
Total Reportable Segment EBITDA	367	319	1,445	1,268
Total Reportable Segment and Other EBITDA	355	316	1,418	1,259
Net Income—Controlling Interests	546	146	1,103	596
PARTNERS’ CAPITAL (a)
Declared Cash Distribution per Limited Partner Unit	$0.54625	$0.495	$2.0725	$1.95
Weighted Average Units Outstanding
Limited Partner Units	227	100	138	97
General Partner Units	5	2	3	2
DISTRIBUTABLE CASH FLOW (a)	$120	$54	$315	$229
CAPITAL AND INVESTMENT EXPENDITURES (a,b)
Capital expenditures—U.S. Transmission	$226	$281	$1,000	$930
Capital expenditures—Liquids	9	—	19	—
Investment Expenditures
Investment in Sand Hills	7	—	142	—
Investment in Southern Hills	2	—	75	—

Total	$244	$281	$1,236	$930

U.S. TRANSMISSION (a)
Operating Revenues	$444	$441	$1,727	$1,754
Operating Expenses
Operating, Maintenance and Other	127	134	480	512
Depreciation and Amortization	63	58	242	232
Property and Other Taxes	28	26	114	105

Operating Income	226	223	891	905
Other Income and Expenses, net	37	38	180	131

EBITDA	$326	$319	$1,313	$1,268

LIQUIDS (a)
Operating Revenues	$76	$—	$238	$—
Operating Expenses
Operating, Maintenance and Other	33	—	97	—
Depreciation and Amortization	6	—	21	—
Property and Other Taxes	4	—	12	—

Operating Income	33	—	108	—
Other Income and Expenses, net	2	—	3	—

EBITDA	$41	$—	$132	$—

Express Pipeline Receipts, MBbl/d (c)	213	—	207	—
Platte PADD II Deliveries, MBbl/d	167	—	168	—

			December 31, 2013	December 31, 2012
Debt			$5,961	$7,661
Other Investments (d)			—	141

Net debt			$5,961	$7,520

Actual Units Outstanding			290	106

(a)	Financial results, excluding distributable cash flow, limited partner units and general partner units have been recast to include the U.S. Assets Dropdown as of January 1, 2012 and Express-Platte as of March 14, 2013.
(b)	Excludes the acquisitions of Express-Platte, Sand Hills, Southern Hills and a payment related to the acquisition of Bobcat.
(c)	Thousand barrels per day
(d)	These investments were used to fund capital expenditures and acquisitions.

Spectra Energy Partners, LP

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions)

	Quarters Ended		Years Ended
	December 31,		December 31,
	2013	2012	2013	2012
Operating revenues	$520	$441	$1,965	$1,754
Operating expenses	273	221	993	858

Operating income	247	220	972	896

Other Income and Expenses	38	38	182	132
Interest Expense	83	101	383	407

Earnings Before Income Taxes	202	157	771	621
Income Tax Expense (Benefit)	(348)	7	(348)	10

Net Income	550	150	1,119	611
Net Income—Noncontrolling Interests	4	4	16	15

Net Income—Controlling Interests	$546	$146	$1,103	$596

SPECTRA ENERGY PARTNERS, LP

Distributable Cash Flow

(Unaudited)

(In millions)

	Quarters Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
Net Income	$550	$150	$1,119	$611
Add:
Interest expense	83	101	383	407
Income tax expense (benefit) (a)	(348)	7	(348)	10
Depreciation and amortization	69	58	263	232
Foreign currency loss	2	—	2	—
Less:
Interest income	1	—	1	1
EBITDA of Express-Platte assets prior to August 1, 2013 dropdown (b)	—	—	62	—
EBITDA of U.S. assets prior to November 1, 2013 dropdown (b)	97	251	882	996

Adjusted EBITDA	258	65	474	263

Add:
Net cash from equity investments	8	2	29	5
Less:
Interest expense	83	101	383	407
Distributions to noncontrolling interests	5	3	19	16
Maintenance capital expenditures	92	86	221	258
Equity AFUDC	15	16	92	44
Adjustment (b)	(49)	(193)	(527)	(686)

Total Distributable Cash Flow	$120	$54	$315	$229

(a)	Tax benefit in 2013 is due to the elimination of deferred income tax liabilities related to the U.S. Assets Dropdown.
(b)	Removes the results of the U.S. Assets for the periods prior to the dropdown (January 1, 2012 to October 31, 2013) and the results of Express-Platte for the periods prior to the dropdown (March 14, 2013 to August 1, 2013).

SPECTRA ENERGY PARTNERS, LP

(Unaudited)

Special Items for the Quarters: (in millions)
	Pre-tax Amount	Tax Effect	Net Income – Controlling Interests Impact
Fourth Quarter 2013
Dropdowns and Other Transaction Costs	$(1)	$—	$(1)
Elimination of Federal Income Tax Liabilities
Related to the US Assets Dropdown	—	354	354

Total Special Items	$(1)	$354	$353

Fourth Quarter 2012	$—	$—	$—

Reconciliation of Reported to Ongoing Net Income – Controlling Interests ( in millions)
	Quarters Ended December 31,		Years Ended December 31,

	2013	2012	2013	2012
Net Income – Controlling Interests as Reported	$546	$146	$1,103	$596
Adjustments to Reported Net Income – Controlling Interests:
Special Items	(353)	—	(347)	—

Ongoing Net Income – Controlling Interests	$193	$146	$756	$596

Spectra Energy Partners, LP

Reported to Ongoing EBITDA Reconciliation

(In millions)

SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION

	Reported EBITDA	Special Items		Ongoing EBITDA
Quarter Ended December 31, 2013
U.S. Transmission	$326	$—		$326
Liquids	41	—		41

Total Reportable Segment EBITDA	367	—		367
Other	(12)	1	A	(11)

Total Reportable Segment and Other EBITDA	$355	$1		$356

Quarter Ended December 31, 2012
U.S. Transmission	$319	$—		$319
Liquids	n/a	—		n/a

Total Reportable Segment EBITDA	319	—		319
Other	(3)	—		(3)

Total Reportable Segment and Other EBITDA	$316	$—		$316

Year Ended December 31, 2013
U.S. Transmission	$1,313	$—		$1,313
Liquids	132	—		132

Total Reportable Segment EBITDA	1,445	—		1,445
Other	(27)	7	A	(20)

Total Reportable Segment and Other EBITDA	$1,418	$7		$1,425

Year Ended December 31, 2012
U.S. Transmission	$1,268	$—		$1,268
Liquids	n/a	—		n/a

Total Reportable Segment EBITDA	1,268	—		1,268
Other	(9)	—		(9)

Total Reportable Segment and Other EBITDA	$1,259	$—		$1,259

A - Transaction costs related to the U.S. Assets Dropdown.